Form N-SAR
Attachment for Sub-Item #77O

MAINSTAY VP SERIES FUND, INC.
811-03833
For Period Ending 12/31/05

Transactions effected pursuant to Rule 10f-3

Title of Security	Common Stock

Date of First Offering	03/08/2005

Amount of Total Offering	$180,887,544

Unit Price	$18.00

Underwriting Spread or Commission	$0.82

Total Par Value of Bonds Purchased	$N/A

Dollar Amount of Purchases	$45,000

Number of Shares Purchased	N/A

Years of Continuous Operation	3+

Offering Type:	U.S. Registered

Percentage of Offering Purchased by Portfolio	0.025%

Percentage of Offering Purchased by other Portfolios of the Fund	0%

Sum of (18) and (19)	0.025%

Name(s) of Underwriter(s) or Dealer(s) from whom Purchased:	Bear Stearns

Underwriting Syndicate Members:	Raymond James & Associates, Inc.